Exhibit 10.1

CONSULTIng AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated effective March 11, 2025 (the “Effective Date”).

BETWEEN:

SHUTTLE PHARMACEUTICALS a corporation having an office located at 401 Professional Drive, Suite 260, Gaithersburg, MD 20879

(the “Company”)

AND:

NUMBER 2 CAPITAL CORP., a corporation with its principal residence located at 5630 Olympic Street, Vancouver, British Columbia V6N 1Z5

(the “Consultant”, together with the Company, the “Parties”, and each a “Party”; for purposes of this Agreement, the terms Consultant and Interim Co-CEO are used interchangeably.)

WHEREAS:

(A)	The Company is a pharmaceutical company located in Gaithersburg Maryland and;

(B)	The Consultant, through its owner, Christopher Cooper, will provide the services of interim Co-CEO (“Interim Co-CEO”) throughout the term of this Agreement (defined herein) in order to fulfil its obligations hereunder.

NOW THEREFORE in consideration of the premises and mutual agreements set out below, the Company and the Consultant agree as follows:

1.	Term

1.1.	The term of this Consulting Agreement (the “Agreement”) commences from the Effective Date and will run for a period of six months, unless earlier terminated in accordance with its terms.

2.	Position and Services

2.1.	Subject always to the general control and direction of the board of directors of the Company (the “Board”), the Consultant will act and be retained to act, during the term of this Agreement, as a Consultant to the Company or any affiliates of the Company, pursuant to the terms and conditions contained herein and as further particularized in this Section 2.

2.2.	The Consultant agrees he will devote his best efforts, skills and attention to the performance of his duties and responsibilities in respect of the offices of the Company or any of its affiliates to which he is appointed (the Parties’ expectation is that the Consultant will devote approximately 40 hours per week in performance of such services).

2.3.	The Consultant will comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services (as defined below) he provides including the obtaining of all necessary permits and licences.

2.4.	The Consultant will refer to the Board on all matters and transactions in which a real or perceived conflict of interest between the Consultant and the Company or any of its affiliates may arise.

2.5.	The Consultant is hereby appointed to the position of Interim Co-CEO to oversee the Company’s business and capital markets activities and will perform those duties and responsibilities normally and reasonably associated with the position together with such other duties and responsibilities as may from time to time be assigned by the Company to the Consultant that are commensurate with such position (the “Services”). The Consultant acknowledges and agrees that:

(i)	the engagement under this Agreement is conditional upon the Consultant receiving and maintaining throughout the term of this Agreement any required regulatory and governmental licences and approvals, as may be needed);

(ii)	the Consultant will perform the Services on behalf of the Company and its subsidiaries as required and in accordance with this Agreement;

(iii)	the Consultant will devote his time as Interim Co-CEO to the business and affairs of the Company;

(iv)	in the course of performing the Services, the Consultant may be required to travel; and

(v)	the Consultant may be appointed to other management positions within the Company.

3.	Performance

3.1.	The Consultant will perform the Services in a competent and efficient manner and in compliance with all the policies of the Company and will carry out all lawful instructions and directions from time to time given to the Consultant from the Company.

4.	Reporting Procedures

4.1.	The Consultant will report to such office or position as directed from time to time by the Company. The Consultant will fully report on the management, operations and business affairs of the Company and advise to the best of the Consultant’s ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this Agreement.

5.	Consultant’s Fees and Other Benefits

5.1.	Fee. In consideration of the Services, the Company will pay the Consultant a monthly fee of $20,000 USD per month as the CEO of the Company (the “Base Fee”) payable in arrears, beginning on the Effective Date and ending on the termination hereof. The Base Fee will be payable monthly at the end of each month. The Company will review the Base Fee payable to the Consultant from time to time during the term of this Agreement and may in its sole discretion increase the Base Fee depending on the performance by the Consultant of the Services and having regard to the financial circumstances of the Company.

6.	Termination

Definitions

6.1.	In this Agreement:

(i)	“Good Reason” means the occurrence of any of the following without the Consultant’s written consent:

(A) a material adverse change in the Consultant’s position or duties,

(B) a reduction by the Company of the Consultants’ Base Fee, or

(C) any material breach by the Company of any provision of this Agreement where the Company within a reasonable period of time after receipt of written notice of such breach fails to rectify the breach; and

(ii)	“Just Cause” means any act, omission, behaviour, conduct or circumstance of the Consultant that constitutes just cause for termination at common law including, but not limited to, any of the following:

(A) cause related to fraud, dishonesty, illegality, breach of statute or regulation or gross incompetence,

(B) any material breach by the Consultant of a provision of this Agreement,

(C) if there is a failure on the part of the Consultant to perform the material duties of the Consultant’s position in a competent and professional manner,

(D) if the Consultant is convicted of a criminal offence,

(E) if the Consultant or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Company,

(F) if the Consultant breaches his fiduciary duty to the Company, including the duty to act in the best interest of the Company,

(G) if the Consultant is declared bankrupt by a court of competent jurisdiction, or

(H) if the Consultant disobeys reasonable instructions given by the Board in the course of the Services performed by the Consultant that are not inconsistent with the Consultant’s management position.

Termination for Just Cause

6.2.	The Company may terminate the Services summarily, without any notice or any payment in lieu of notice for Just Cause.

Voluntary Termination by the Consultant or the Company

6.3.	The Consultant or the Company may terminate the Services for any reason by providing thirty (30) days’ notice in writing to the other Party. Such Party may waive or abridge any notice period specified in such notice, in its absolute discretion.

Death of Principal or wind up of Consultant

6.4.	This Agreement will terminate upon the death of the Consultant.

Termination Without Just Cause

6.5.	The Company may terminate at any time with 30 days’ notice to the Consultant.

Return of Materials

6.6.	All documents and materials in any form or medium including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories including, but not limited to, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Consultant will at all times remain the property of the Company. On termination of this Agreement for any reason, the Consultant agrees to deliver promptly to the Company all property of the Company in the possession of the Consultant or directly or indirectly under the control of the Consultant. The Consultant agrees not to make for the Consultant’s personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company.

7.	Confidentiality

7.1.	The Consultant acknowledges and agrees that:

(i)	in the course of performing the Consultant’s duties and responsibilities hereunder, the Consultant has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information, including patents, copyrights, trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations, marketing plans, techniques and procedures of the Company, including, without limitation, information relating to the Company’s ongoing clinical trials and other research and drug discovery activities, suppliers and employees of the Company (collectively, “Trade Secrets”), the disclosure of any of which to competitors of the Company or to the general public, or the use of same by the Consultant or any competitor of the Company would be highly detrimental to the interests of the Company;

(ii)	in the course of performing the Consultant’s duties hereunder, the Consultant has been, and will continue in the future to be, a representative of the Company to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Company with such customers, clients and suppliers and would not have, except by virtue of the Consultant’s position with the Company, developed a close and direct relationship with the customers, clients and suppliers of the Company;

(iii)	the Consultant, as an officer of the Company, owes fiduciary duties to the Company, including the duty to act in the best interests of the Company; and

(iv)	the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Company and the right to the benefit of any relationships that have developed between the Consultant and the customers, clients and suppliers of the Company by virtue of the Consultant’s position with the Company constitute proprietary rights of the Company, which the Company is entitled to protect.

7.2.	In acknowledgement of the matters described above and in consideration of the payments to be received by the Consultant pursuant to this Agreement, the Consultant hereby agrees, at any time subsequent to the Effective Date, not to directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Company), in any manner, any of the Trade Secrets, provided that such Trade Secrets will be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Consultant.

8.	Disclosure

8.1.	During the term of this Agreement, the Consultant will promptly disclose to the Board full information concerning any interest, direct or indirect, of the Consultant (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Consultant to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Company or to any of its suppliers or customers.

9.	Indemnification

9.1.	The Parties (each an “Indemnifying Party”) hereby agree to indemnify and save harmless the other Party, including, where applicable, their respective subsidiaries and affiliates, and each of their respective directors, officers, employees and agents (the “Indemnified Party”), from and against any and all liabilities, actions, proceedings, claims, demands, losses, damages and costs, including reasonable legal costs and expenses (collectively, “Claims”), brought or made against, or incurred by, the Indemnified Party, or any one of them, arising out of any breach by the Indemnifying Party of any provision of this Agreement.

9.2.	Without limiting the generality of the foregoing, the Company specifically agrees to indemnify and save harmless the Consultant from and against any and all Claims, brought or made against, or incurred by the Consultant or any one of them, arising out of the provision of legal advice to the Company by the Consultant.

9.3.	Each Party acknowledges that the Indemnifying Party will be given complete authority for the defence or settlement of Claims indemnified hereunder, on the understanding that, in all events, the Indemnified Party will have the right (at its own expense) to participate in such defence or compromise through counsel of its choosing.

9.4.	An Indemnifying Party’s obligations to provide an indemnity hereunder will be conditional upon (a) the Indemnified Party notifying the Indemnifying Party as soon as reasonably practicable after receiving notice of a Claim, (b) the Indemnified Party providing such information and assistance as reasonably requested by the Indemnifying Party, and (c) the Indemnified Party not compromising or settling the Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed

10.	General

Entire Agreement

10.1.	This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the Parties hereto.

Notices

10.2.	Any notice to be given under this Agreement will be in writing and will be duly and properly given if delivered by hand or by registered or certified mail, at the address for the intended recipient as set forth in this Agreement, or at such other address as such Party may designate by notice to the other Party pursuant to this section. Any notice will be deemed to be received when delivered at the address provided on the face page hereof or on the fifth business day following the date on which such communication is posted, whichever occurs first.

Governing Law

10.3.	This Agreement and its application and interpretation will be governed exclusively by the laws of the State of Delaware and the federal laws of United States applicable therein.

Severability

10.4.	If any provisions of this Agreement will be construed or held to be unenforceable, such provisions will not affect the enforceability of the remaining sections and provisions of this Agreement.

Survival

10.5.	The provisions of §7 will survive any termination of this Agreement.

Independent Legal Advice

10.6.	The Consultant hereby acknowledges that it has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived its right to obtain such advice.

Collection and Use of Personal Information

10.7.	The Consultant acknowledges that the Company will collect, use and disclose personal information of the Consultant for business related purposes. The Consultant consents to the Company collecting, using and disclosing personal information of the Consultant for business related purposes in accordance with the privacy policy of the Company.

Assignment

10.8.	This Agreement may not be assigned by any Party hereto; provided however, that any change or changes in the name, authorized share structure or any amalgamation of the Company with any other company will not be or be deemed to be an assignment by the Company hereunder.

Construction

10.9.	In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(i)	a reference to the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(ii)	the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(iii)	the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, sub clause or other subdivision;

(iv)	the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by nonlimiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(v)	a reference to currency means Canadian currency unless otherwise indicated;

(vi)	a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(vii)	a reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(viii)	words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Counterparts

10.10.	The Parties may execute this Agreement in counterparts and deliver same by facsimile or other electronic transmission, each being deemed to be an original and such counterparts, if any, being deemed to form one and the same instrument bearing the date set forth above notwithstanding the date of actual execution.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

SHUTTLE PHARMACEUTICALS
Per:	/s/ Anatoly Dritschilo
Anatoly Dritschilo, M.D.
Chief Executive Officer

Signed and Delivered by NUMBER 2 CAPITAL	)
CORP.	)
	)	/s/ Christopher Cooper
	)	Per: Christopher Cooper